Exhibit 99.2 ----- Press Release announcing the filing of our Company Fact Sheet in this Form 8-K.

Hyperdynamics Launches ''ASK THE COMPANY'' and Plans Electronic Forums

HOUSTON, Dec 03, 2007 (BUSINESS WIRE) -- Hyperdynamics Corporation (AMEX:HDY) announced today that in light of the adoption of new amendments rules announced on November 28th by SEC Chairman, Christopher Cox, and once the new rules go fully into effect, the company plans to participate in a newly defined public disclosure venue known as a "Shareholder Forum."

Hyperdynamics' management is evaluating the best and most effective approach to participate in its own design for a shareholder forum, with certain restrictions regarding proxy solicitation.  Interestingly, in Chairman Cox's speech, "The Motley Fool" and "Yahoo!" were sighted as two examples for possible shareholder forums that already exist. It was noted that what has been missing from these forums was "any meaningful connection to what actually goes on in the company." This insinuates that there may be an option for reporting companies to participate in a forum or even multiple forums that are not controlled by the company.

In the meantime while waiting on the new rules to be final, the company today updated its fact sheet that was originally filed as an 8k on March 6, 2007 and it has also updated the frequently asked questions (FAQ's) section on its web-site. The FAQ has a section called "ASK THE COMPANY" that is composed of shareholder questions that have been previously submitted. While this is not a full electronic forum, it is intended to allow for more open communications while and or until the new rules are clarified. These updated disclosures have been filed on form 8K today. Shareholders are encouraged to review these updates and to submit questions to info@Hyperdynamics.com. The new rules will be effective 60 days after being published in the Federal Registry and will require suspension of company participation 60 days prior to any proxy vote.

Kent P. Watts, Chairman and CEO, stated, "We have thought for some time now that having an open and public question and answer ability with shareholders would be much more efficient and greatly reduce the potential for any selective disclosures. Being part of a shareholder forum that can be controlled by the company with its official information and also provide ability for shareholders to talk amongst themselves appears to be the most comprehensive idea yet conceived.  Soon, we anticipate having a much better tool that can be used regularly and consistently to fairly update and disclose information to the public."

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about Hyperdynamics Corporation, visit our Website at http://www.hyperdynamics.com.

Forward-Looking Statements

Statements in this news release are "forward-looking" as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties. Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially. Please refer to "Risk Factors" in the company's Form 10-K filed with the SEC.

SOURCE: Hyperdynamics Corporation

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